Ingersoll-Rand

Ingersoll-Rand Company Limited
Clarendon House
2 Church Street
Hamilton HM 11
Bermuda
www.irco.com

NEWS RELEASE__________________________________________________________________________________

Contact:            Wendy Bost (Media Contact)
                        (201) 573-3382

                         Joseph Fimbianti (Analyst Contact)
                        (201) 573-3113

Ingersoll-Rand to Report $31.5 Million in Net Pretax Benefits from
Anti-dumping Claims for the 2004 First Quarter and Revises Upward its First-quarter EPS Forecast

Hamilton, Bermuda, March 9, 2004-Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that it has received and will report for its 2004 first quarter $31.5 million in net pre-tax benefits, or $0.11 diluted earnings per share, for anti-dumping claims under the Continued Dumping and Subsidy Offset Act (CDSOA).  The payment had been deferred by the U.S. Bureau of Customs and Border Protection from the 2003 fourth quarter to 2004.

            Additionally, due to the continuing strength in many of its end markets, the company also revised its forecast 2004 first-quarter EPS range to $0.70 to $0.80 per share from the previously anticipated range of $0.65 to $0.75 per share, excluding the CDSOA payment. Including the CDSOA payment, which will be reported in discontinued operations, the company expects first-quarter reported earnings to be in the range of $0.81 to $0.91 per share.

            IR is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure.  The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and retail refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; PowerWorks microturbines; and Ingersoll-Rand industrial and construction equipment. In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets.  Further information on IR can be found on the company's web site at www.irco.com.

            This news release includes "forward-looking statements" that involve risks and uncertainties.  Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements.  Additional information regarding risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the twelve months ended December 30, 2003.

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